Exhibit 99


                RPC, Inc. Reports 2004 Second Quarter Results

     - Revenues for the Second Quarter Increased 20.5 Percent over Prior Year
     - Diluted EPS for the Second Quarter Increased 62.5 Percent to $0.26 from $0.16 in the Prior Year

    ATLANTA, July 28 /PRNewswire-FirstCall/ -- RPC Incorporated (NYSE: RES) announced its unaudited results for the second quarter ended June 30, 2004. For the quarter ended June 30, 2004, revenues increased 20.5 percent to $85,426,000 compared to $70,864,000 last year. Net income was $7,474,000, or
$0.26 diluted earnings per share, compared to $4,705,000 or $0.16 diluted earnings per share last year. Operating profit for the quarter was $11,467,000 compared to $6,865,000 in the prior year.
    Cost of services rendered and goods sold was $49,189,000, or 57.6 percent of revenues, during the second quarter of 2004, compared to $42,390,000, or
59.8 percent of revenues, in the prior year. This increase was due to the variable nature of many of these expenses, including compensation, materials and supplies, primarily in the pressure pumping service line, and fuel costs. In addition, casualty insurance claim costs were higher in the second quarter of 2004 than in the prior year. As a percentage of revenues, however, these costs decreased because of improved pricing and higher equipment and personnel utilization. Selling, general and administrative expenses increased by
22.4 percent in the second quarter of 2004 to $16,166,000 from $13,208,000 in the prior year. This increase was due to an increase in personnel, an increase in bad debt expense, and an increase in incentive compensation consistent with profitability increases. These costs were 18.9 percent of revenues in 2004 and 18.6 percent last year. Depreciation and amortization were $8,604,000 during the quarter, 2.4 percent higher than last year.
    For the six months ended June 30, 2004, revenues increased 25.7 percent to $165,428,000 compared to $131,564,000 last year. Net income was $13,275,000, or $0.46 diluted earnings per share compared to net income of $5,010,000, or $0.17 diluted earnings per share last year.
    "RPC's second quarter results reflect the continuation of strong activity levels," stated Richard A. Hubbell, RPC's President and Chief Executive Officer. "Our overall domestic revenues increased due to higher customer activity, some pricing increases, and a shift in the mix of pressure pumping work towards higher-revenue jobs. Our revenues also increased during the quarter due to the continuation of our operations in Kuwait, although this revenue was lower than in the first quarter, and includes revenue from our fishing tool service line which we started in the first quarter of 2004. The average domestic rig count during the second quarter was 1,163, 13 percent higher than the same period in 2003. Our revenues grew at a higher rate than the rig count because of the factors mentioned above, slightly offset by continued weakness in the Gulf of Mexico and the sale of one of our non-oilfield businesses which occurred at the end of April. At the end of the second quarter, the Gulf of Mexico rig count was approximately 11 percent lower than in 2003, which indicates that this geographic market continues to be weak relative to the rest of the domestic oilfield.
    Hubbell continued, "We are making capital expenditures to position ourselves to take advantage of favorable industry conditions, including making more than $16 million in capital expenditures during the second quarter. We continued to maintain a strong balance sheet, and finished the period with approximately $12 million in cash and cash equivalents. The proceeds from the sale of our non-oilfield business unit yielded approximately $4 million, which we intend to re-invest in oilfield assets which we believe will produce better returns."

    Summary of Segment Operating Performance

    RPC's business segments are Technical Services and Support Services. Technical Services includes RPC's oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services include snubbing, coiled tubing, pressure pumping, nitrogen, well control, downhole tools, wireline, fluid pumping, surface production equipment, casing installation services, and fishing tool operations.
    Support Services includes RPC's oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include drill pipe and related tools, pipe handling, inspection and storage services, work platform vessels, and oilfield training services.
    Both Technical Services and Support Services experienced stronger results due to the increased drilling rig count and related customer activity. Technical Services revenues rose 21.6 percent for the quarter compared to the prior year, driven by higher activity levels, some pricing increases, and a
favorable job mix shift in pressure pumping.   Support Services revenues rose
by 29.8 percent during the quarter compared to the prior year. This relatively higher increase was due to significantly higher utilization and slightly higher pricing in rental tools, which is the largest service line within Support Services. Other revenues declined 55.4 percent due to the sale of the non-oilfield business unit that comprises the majority of the revenue in this segment, which occurred during the quarter. The impact of the sale of this business unit on operating and other income was immaterial.


                        Three Months Ended June 30, Six Months Ended June 30,
                                2004         2003          2004         2003
                                            (in thousands)
     Revenues:
        Technical services    $70,633      $58,073      $136,119     $105,891
        Support services       13,846       10,670        25,546       20,368
        Other                     947        2,121         3,763        5,305
     Total revenues           $85,426      $70,864      $165,428     $131,564
     Operating profit
      (loss):
        Technical services    $11,532       $8,440       $22,682      $11,185
        Support services        2,112          750         2,251          697
        Other                    (210)        (543)         (421)        (781)
        Corporate              (1,967)      (1,782)       (3,812)      (3,411)
     Total operating profit   $11,467       $6,865       $20,700       $7,690
     Other income, net            620          801           769          483
     Interest expense, net         33           77            58           92
     Income before income
      taxes                   $12,054       $7,589       $21,411       $8,081


    RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found at www.rpc.net .

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding RPC's future performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003.


    RPC INCORPORATED AND SUBSIDIARIES

    STATEMENTS OF OPERATIONS (In thousands except per share data)
    Periods ended June 30, (Unaudited)              Second Quarter
                                                                    % BETTER
                                                  2004         2003   (WORSE)
    REVENUES                                     $85,426     $70,864   20.5  %
    COSTS AND EXPENSES:
    Cost of services rendered
     and goods sold                               49,189      42,390  (16.0)
    Selling, general and
     administrative expenses                      16,166      13,208  (22.4)
    Depreciation and amortization                  8,604       8,401   (2.4)
    Operating profit                              11,467       6,865   67.0
    Interest expense, net                             33          77   57.1
    Other income, net                                620         801  (22.6)
    Income before income taxes                    12,054       7,589   58.8
    Income tax provision                           4,580       2,884  (58.8)
    NET INCOME                                    $7,474      $4,705   58.8  %

    EARNINGS PER SHARE
       Basic                                       $0.26       $0.17   52.9  %
       Diluted                                     $0.26       $0.16   62.5  %

    AVERAGE SHARES OUTSTANDING
       Basic                                      28,300      28,439
       Diluted                                    28,812      28,851


    RPC INCORPORATED AND SUBSIDIARIES

    STATEMENTS OF OPERATIONS (In thousands except per share data)
    Periods ended June 30, (Unaudited)           Six Months
                                                                  % BETTER
                                              2004        2003      (WORSE)
    REVENUES                                $165,428    $131,564      25.7  %
    COSTS AND EXPENSES:
    Cost of services rendered
     and goods sold                           96,296      82,316     (17.0)
    Selling, general and
     administrative expenses                  31,292      25,161     (24.4)
    Depreciation and amortization             17,140      16,397      (4.5)
    Operating profit                          20,700       7,690     169.2
    Interest expense, net                         58          92      37.0
    Other income, net                            769         483      59.2
    Income before income taxes                21,411       8,081     165.0
    Income tax provision                       8,136       3,071    (165.0)
    NET INCOME                               $13,275      $5,010     165.0  %

    EARNINGS PER SHARE
       Basic                                   $0.47       $0.18     161.1  %
       Diluted                                 $0.46       $0.17     170.6  %

    AVERAGE SHARES OUTSTANDING
       Basic                                  28,283      28,348
       Diluted                                28,736      28,754


    RPC INCORPORATED AND SUBSIDIARIES

    CONSOLIDATED BALANCE SHEETS
    At June 30, (Unaudited)                              (In thousands)
                                                     2004              2003
    ASSETS
    Cash and cash equivalents                      $12,495           $10,182
    Accounts receivable, net                        69,037            52,388
    Inventories                                      9,133             9,629
    Deferred income taxes                            4,982             6,548
    Income taxes receivable                          4,902             1,176
    Prepaid expenses and
     other current assets                            2,677             2,774
      Total current assets                         103,226            82,697
    Property, plant and equipment, net             114,683           110,802
    Intangibles, net                                15,942            12,657
    Other assets                                     2,577             1,627
      Total assets                                $236,428          $207,783

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                               $21,746           $14,151
    Accrued payroll and related expenses             8,524             6,440
    Accrued insurance expenses                       3,869             4,507
    Accrued state, local and other taxes             2,289             2,075
    Income taxes payable                                 -               909
    Current portion of long-term debt                  700             1,133
    Other accrued expenses                             493               526
      Total current liabilities                     37,621            29,741
    Accrued insurance expenses                       6,123             4,137
    Long-term debt                                   4,100             4,800
    Pension liabilities                              9,614             7,891
    Deferred income taxes                           15,439             8,873
    Other long-term liabilities                      1,820             1,551
      Total liabilities                             74,717            56,993
    Common stock                                     2,876             2,881
    Capital in excess of par value                  28,572            28,581
    Retained earnings                              140,390           124,380
    Deferred compensation                           (3,820)           (1,197)
    Accumulated other comprehensive loss            (6,307)           (3,855)
      Total stockholders' equity                   161,711           150,790
      Total liabilities and
       stockholders' equity                       $236,428          $207,783

    Certain prior year balances have been reclassified to conform with the current year presentation


    RPC INCORPORATED AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

    Six months ended June 30, (Unaudited)
                                                         (In thousands)

                                                    2004              2003

             Operating Activities:
                Net income                         $13,275            $5,010
                Depreciation, amortization
                 and other non-cash charges         17,301            16,450
                Other net changes in
                 operating activities              (10,948)             (794)
                   Net cash provided by
                    operating activities            19,628            20,666

             Investing Activities:
               Capital expenditures                (25,151)          (14,584)
               Other investing activities              108            (5,508)
                    Net cash used for
                     investing activities          (25,043)          (20,092)

             Financing Activities:
               Payment of dividends                 (1,708)           (1,435)
               Cash paid for common stock
                purchased and retired               (1,922)              (14)
               Other financing activities             (762)             (476)
                 Net cash used for
                  financing activities              (4,392)           (1,925)

               Net decrease in cash and
                cash equivalents                    (9,807)           (1,351)
               Cash and cash equivalents
                at beginning of period              22,302            11,533
               Cash and cash equivalents
                at end of period                   $12,495           $10,182

     For information contact:
     BEN M. PALMER                    JIM LANDERS
     Chief Financial Officer          Corporate Finance
     404.321.2140                     404.321.2162
                                      irdept@rpc.net

SOURCE  RPC, Inc.
    -0-                             07/28/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-2140, or Jim Landers, Corporate Finance, +1-404-321-2162, or irdept@rpc.net , both of RPC, Inc./
    /Web site:  http://www.rpc.net /
    (RES)

CO:  RPC, Inc.
ST:  Georgia
IN:  OIL
SU:  ERN